Exhibit 10.1

FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

This FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), dated as of April 1, 2024, by and between Marvin Slosman (the “Executive”) and InspireMD, Inc. (the “Company”).

WHEREAS, the Company and Executive are parties to an Employment Agreement dated as of December 9, 2019, as amended by those amendments dated as of December 31, 2019, November 8, 2021, and January 5, 2023 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement in certain respects;

NOW, THEREFORE, pursuant to Article V, Section G of the Agreement, and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Additional Payments in the event of a Change in Control. The third sentence of Article III, Section B(i) of the Agreement is hereby replaced in its entirety by the following:

In the event of a Change in Control (as defined below), if at any time the Executive is terminated, including by nonrenewal, upon or during the three (3) months before a Change of Control or the twelve (12) month period following a Change of Control other than a Termination for Cause, then the Executive’s termination, including by nonrenewal, shall be deemed a termination pursuant to Article III, Section B(ii).

The following sentences shall be added to Article III, Section B(ii), which provides for severance pay in the event of a Termination Without Cause or for Good Reason:

Additionally, in the event of a Termination Without Cause or for Good Reason, to the fullest extent permitted by the Company’s then-current benefit plans, subject to execution and timely return by the Executive of a release of claims in the form to be delivered by the Company, Executive shall be entitled to continuation of health, dental, vision and life insurance coverage, (but not pension, retirement, profit-sharing, severance or similar compensatory benefits), for the Executive and the Executive’s eligible dependents at the Company’s cost for substantially similar to coverage they were receiving or which they were entitled to immediately prior to the termination of the Executive’s employment for the lesser of twelve (12) months after termination or until the Executive secures coverage from new employment. The period of COBRA health care continuation coverage provided under Section 4980B of the Code shall run concurrently with the foregoing 12-month period. In order to receive such benefits, the Executive or his eligible dependents must continue to make any required co-payments, deductibles, premium sharing or other cost-splitting arrangements the Executive was otherwise paying immediately prior to the date of termination, and nothing herein shall require the Company to be responsible for such items. If the Executive is a “specified employee” under Section 409A, the full cost of the continuation or provision of employee group welfare benefits (other than medical or dental benefits) shall be paid by the Executive until the earliest to occur of (i) the Executive’s death or (ii) the first day of the seventh month following the Executive’s termination of employment, and such cost shall be reimbursed by the Company to, or on behalf of, the Executive in a lump sum cash payment on the earlier to occur of the Executive’s death or the first day of the seventh month following the Executive’s termination of employment, except that, as provided above, the Executive shall not receive reimbursement for any required co-payments, deductibles, premium sharing or other cost-splitting arrangements the Executive was otherwise paying immediately prior to the date of termination.

The following sentences shall be added at the end of Article III, Section B(ii) of the Agreement:

In the event of a Change in Control as defined by the LTIP, if at any time the Executive’s employment is terminated by the Company, including by nonrenewal, upon or during the three (3) months before or within the twelve (12) month period following a Change of Control other than a Termination for Cause, the Executive shall receive, subject to the execution and timely return by the Executive of a release of claims in the form to be delivered by the Company, which release shall, by its terms, be irrevocable no later than the expiration of any revocation rights afforded to Executive by applicable law, the following additional Change in Control benefits: (a) severance pay equal to the Executive’s Base Salary for an additional twenty-four (24) months, paid in one lump sum on the Company’s first regular payroll pay date that occurs after the expiration of the applicable revocation period for the release; (b) the equivalent of two times the Executive’s entire Performance Bonus based on achievement of the applicable performance criteria/financial results in the year prior to the year of termination, paid in one lump sum on the Company’s first regular payroll pay date that occurs after the expiration of the applicable revocation period for the release (for a total of two years’ worth of Performance Bonuses); (c) the amount equal to the product of (i) the Performance Bonus, paid at 100% target, for the calendar year in which his termination of employment occurs (assuming full achievement of all applicable goals under the Bonus Plan) that he would have received had his employment not been terminated during such year and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year, payable at the same time as such bonuses are payable to other executives under the Bonus Plan; and (d) in addition, the Executive may exercise any outstanding stock options or stock appreciation rights until the earlier of (x) the last date on which such stock options or stock appreciation rights could have been exercised pursuant to the terms of the applicable award agreement, irrespective of the Executive’s termination of employment, and (y) the date that is two (2) years following his employment termination date. Notwithstanding anything to the contrary herein, if any of the above additional Change in Control benefits is subject to Section 409A and the timing of Executive’s execution and delivery of the release could affect the calendar year in which any amount of such benefits is made because the termination date occurred toward the end of a calendar year, then no portion of such benefits shall be paid until the Company’s first payroll payment date in the year following the year in which the termination date occurs.

Additionally, in the event of a Change in Control as defined by the LTIP, to the fullest extent permitted by the Company’s then-current benefit plans, Executive shall be entitled to continuation of health, dental, vision and life insurance coverage, (but not pension, retirement, profit-sharing, severance or similar compensatory benefits), for the Executive and the Executive’s eligible dependents substantially similar to coverage they were receiving or which they were entitled to immediately prior to the termination of the Executive’s employment for the lesser of 24 months after termination or until the Executive secures coverage from new employment. The period of COBRA health care continuation coverage provided under Section 4980B of the Code shall run concurrently with the foregoing 24-month period. In order to receive such benefits, the Executive or his eligible dependents must continue to make any required co-payments, deductibles, premium sharing or other cost-splitting arrangements the Executive was otherwise paying immediately prior to the date of termination, and nothing herein shall require the Company to be responsible for such items. If the Executive is a “specified employee” under Section 409A, the full cost of the continuation or provision of employee group welfare benefits (other than medical or dental benefits) shall be paid by the Executive until the earliest to occur of (i) the Executive’s death or (ii) the first day of the seventh month following the Executive’s termination of employment, and such cost shall be reimbursed by the Company to, or on behalf of, the Executive in a lump sum cash payment on the earlier to occur of the Executive’s death or the first day of the seventh month following the Executive’s termination of employment, except that, as provided above, the Executive shall not receive reimbursement for any required co-payments, deductibles, premium sharing or other cost-splitting arrangements the Executive was otherwise paying immediately prior to the date of termination.

2. Modified Economic Cutback. Immediately following Article III, Section B of the Agreement, a new Article III, Section C as provided below is hereby added:

C. Adjustments Due to Excise Tax.

(i) Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would, but for this Article III, Section C, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (a) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (b) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (a) above is less than the amount under (b) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

(ii) Any such reduction shall be made in accordance with Section 409A of the Code and the following:

(a)	the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and

(b)	all other Covered Payments shall then be reduced as follows: cash payments shall be reduced before non-cash payments; and payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

(iii) In the event it is determined that the Excise Tax may be imposed on the Executive prior to the possibility of any reductions being made pursuant to this Article III, Section C, the Company and the Executive agree to take such actions as they may mutually agree in writing to take to avoid any such reductions being made or, if such reduction is not otherwise required by this Article III, Section C, to reduce the amount of Excise Tax imposed.

(iv) The independent public accounting firm serving as the Company’s auditing firm, or such other accounting firm, law firm or professional consulting services provider of national reputation and experience reasonably acceptable to the Company and the Executive (the “Accountants”) shall make in writing in good faith all calculations and determinations under this Article III, Section C, including the assumptions to be used in arriving at any calculations. For purposes of making the calculations and determinations under this Article III, Section C, the Accountants and each other party may make reasonable assumptions and approximations concerning the application of Section 280G and Section 4999. The Company and the Executive shall furnish to the Accountants and each other such information and documents as the Accountants and each other may reasonably request to make the calculations and determinations under this Article III, Section C. The Company shall bear all costs the Accountants incur in connection with any calculations contemplated hereby.

3. Except as expressly amended by this Amendment, the Agreement shall continue in full force and effect in accordance with the provisions thereof

4. In the event of a conflict between the Agreement and this Amendment, this Amendment shall govern.

[Remainder of Page Intentionally Left Blank;

Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have executed this Fourth Amendment to Employment Agreement as of the date first set forth above.

THE COMPANY:

INSPIREMD, INC.

By:	/s/ Paul Stuka
Name:	Paul Stuka
Title:	Chairman of the Board

THE EXECUTIVE:

/s/ Marvin Slosman
Marvin Slosman